Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
United Bancshares, Inc.
Columbus Grove, Ohio
We consent to the incorporation by reference in the Registration Statement (No. 333-106929) on Form S-8 of United Bancshares, Inc. of our report dated March 2, 2018, relating to the consolidated balance sheets of United Bancshares, Inc. and subsidiaries as of December 31, 2017 and 2016 and the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2017, which report is incorporated by reference in the December 31, 2017 Annual Report on Form 10-K of United Bancshares, Inc.
Toledo, Ohio
March 2, 2018